UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 16, 2011 (May 16, 2011)

Neiman Marcus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Amendment and Restatement of Senior Secured Term Loan Facility

On May 16, 2011, The Neiman Marcus Group, Inc. (“NMG”) and certain of its subsidiaries entered into an amendment and restatement (the “Amendment”) of its existing Senior Secured Term Loan Facility.  The Amendment increases the amount of borrowings to $2,060 million (from $1,505.7 million) and extends the maturity of the loans to May 16, 2018.  Loans not extended under the Amendment are being refinanced.  The proceeds of the incremental borrowings under the term loan facility, along with cash on hand, are being used to repurchase or redeem NMG’s $752.4 million principal amount outstanding of 9%/9¾% Senior Notes due 2015.

Pursuant to the Amendment, the term loans bear interest at a rate per annum equal to, at NMG’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Credit Suisse AG (the administrative agent), (2) the federal funds effective rate plus 1/2 of 1% and (3) the adjusted one-month LIBOR rate plus 1.00% or (b) an adjusted LIBOR rate (for a period equal to the relevant interest period, and in any event, never less than 1.25%), subject to certain adjustments, in each case plus an applicable margin.  The applicable margin for the term loans is now 2.50% for alternate base rate loans and 3.50% for LIBOR loans.

The Amendment also provides for an incremental facility to incur additional term loans, upon certain conditions, including that NMG’s secured leverage ratio is less than or equal to 4.50 to 1.00 on a pro forma basis after giving effect to the incremental loans and the use of proceeds thereof.

NMG is also entering into certain amendments to its Asset-Based Revolving Credit Facility in connection with the Amendment.

The terms of the Term Loan Amendment are set forth in an amended and restated credit agreement dated as of May 16, 2011.

In connection with the Amendment, NMG also entered into an amendment, dated as of May 16, 2011, to the Lien Subordination and Intercreditor Agreement, dated as of October 6, 2005 (filed as an exhibit to NMG’s Current Report on Form 8-K dated October 12, 2005).

On May 16, 2011, NMG also entered into a supplemental indenture described below under Item 8.01. The information concerning that supplemental indenture set forth in Item 8.01 is incorporated by reference to this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 8.01. Other Events

Initial Settlement of Tender Offer

On May 16, 2011, NMG completed the initial settlement of its previously announced tender offer and consent solicitation in respect of its 9% / 9 ¾% Senior Notes due 2015 (the “Notes”).  NMG accepted an aggregate of approximately $689 million principal amount of Notes for cancellation (representing approximately 92% of the outstanding Notes) and paid an aggregate of approximately $729 million.  NMG funded the tender offer and consent solicitation from incremental borrowings under the amended and restated term loan facility together with cash on hand.

Also on May 16, 2011, NMG executed a supplemental indenture to the indenture governing the Notes, to implement the amendments in respect of which consents were sought in the consent solicitation. This supplemental indenture eliminates substantially all of the restrictive covenants and related events of default in the indenture under which the Notes were issued, as well as amending certain other provisions in the indenture.

The tender offer and consent solicitation remain scheduled to expire at 12:00 midnight, New York City time, on May 18, 2011 (subject to extension at the Company’s option).  The withdrawal rights deadline and the consent time for the tender offer and consent solicitation have passed.  Any holders that have validly tendered their Notes after the consent time, or do so between the date of this report and the expiration of the tender offer, will receive the purchase price offered in the tender offer but will not receive any consent payment.

Notice of Redemption

On May 16, 2011, NMG delivered a notice of redemption to U.S. Bank National Association, trustee under the indenture governing the Notes (the “Trustee”). The notice of redemption provides the Trustee with notice that NMG will redeem all Notes that remain outstanding following the tender offer on June 15, 2011 (the “Redemption Date”), in accordance with the redemption provisions contained in the Notes and in the related indenture. The redemption price NMG will pay on the Redemption Date will be equal to 104.5% of the principal amount of the Notes that then remain outstanding (the “Redemption Price”), together with accrued and unpaid interest to the Redemption Date.  NMG intends to fund payment of the Redemption Price from cash on hand.

Interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right of the holders of the Notes after the Redemption Date will be the right to receive payment of such Redemption Price, together with accrued and unpaid interest to the Redemption Date (unless NMG defaults in making the payment of the Redemption Price).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.

Date: May 16, 2011	By:	/s/ Nelson A. Bangs

	Name:	Nelson A. Bangs
	Title:	Senior Vice President